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                                                                   Exhibit 23.03

                         INDEPENDENT AUDITOR'S CONSENT

          We consent to the incorporation by reference in this Registration Statement on Form S-8, with respect to 2,000,000 shares of Common Stock of Lernout & Hauspie Speech Products N.V., of our report dated February 11, 2000 (March 7, 2000 as to Note 14), appearing in the Annual Report on Form 10-K of Dictaphone Corporation and subsidiaries for the year ended December 31, 1999, which is incorporated by reference in Form 8-K/A of Lernout & Hauspie Speech Products N.V. filed with the Securities and Exchange Commission on May 25, 2000.

/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP

Hartford, Connecticut
August 23, 2000